AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of July 19, 1996, by and among (i) MEDIA GENERAL, INC., a Virginia corporation ("Parent"); (ii) MG ACQUISITIONS, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"); and (iii) PARK ACQUISITIONS, INC., a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware under the name set forth in the Certificate of Incorporation of the Surviving Corporation.

         1.2 Closing. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Sections 8.1(a) and 8.1(b), at the offices of Eckert Seamans Cherin & Mellott, 600 Grant Street, Pittsburgh, Pennsylvania unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). Notwithstanding the foregoing, if the FCC Waiver (as hereinafter defined) shall not have been obtained, the Closing Date shall be that date, before the Termination Date (as hereinafter defined), designated by Parent. Parent shall provide the Company and the Stockholders (as hereinafter defined) at least seven and not more than ten business days' prior written notice of the date which is to be the Closing Date in accordance with this Section 1.2.

         1.3 Effective Time of the Merger. The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger, which filing shall be made as soon as practicable on the Closing Date. When used in this Merger Agreement, the term "Effective Time" shall mean the time at which such certificate is accepted for filing by the Secretary of State of Delaware or such time as otherwise specified in the Certificate of Merger.

         1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Sub or the Company (the "Constituent Corporations") to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Merger Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Constituent Corporations or otherwise to take any and all such action.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

         2.1 Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, provided that such Certificate of Incorporation shall be amended in connection with the Merger (pursuant to Section 251 of the DGCL) in a form to be mutually agreed to prior to Closing, until thereafter changed or amended as provided therein or by applicable law.

         2.2 By-laws. The By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until, subject to Section 7.5, thereafter changed or amended as provided therein or by applicable law.

         2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.



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                                  ARTICLE III

                              CONVERSION OF SHARES

         3.1 Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or
Sub:

                  (a) The issued and outstanding shares of Common Stock of the Company ("Company Common Stock") shall be converted into and represent the right to receive an aggregate amount in cash determined pursuant to this Section 3.1(a) and subject to adjustment as provided in Sections 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(g) and 3.1(j) (such amount of cash being referred to herein as the "Merger Consideration"). The Merger Consideration equals 93% of the difference between (A) $710,000,000 as adjusted pursuant to this Section 3.1 (the "Total Consideration") minus (B) the Target Debt Amount (as defined in Section 3.1(b)).

                  (b) The Total Consideration shall be (i) increased by the amount by which the Debt Amount (as defined in this Section 3.1(b)) as of the Closing Date, as set forth in the Estimated Closing Statement (as defined in Section 3.1(i)) (the "Estimated Debt Amount"), is less than the Target Debt Amount or (ii) decreased by the amount by which the Estimated Debt Amount exceeds the Target Debt Amount. The "Debt Amount" shall mean, without duplication, the aggregate amount of (i) long-term indebtedness of the Company on a consolidated basis for borrowed money (excluding, however, the current portion of such long-term indebtedness), (ii) capitalized leases as currently recorded on the Company's books and (iii) non-current accrued interest, if any (i.e., default interest). The "Target Debt Amount" shall mean $476,676,000, which is the aggregate Debt Amount as of June 30, 1996.

                  (c) The Total Consideration also shall be (i) increased by the amount by which the Working Capital (as defined in this Section 3.1(c)) of the Company as of the Closing Date, as set forth in the Estimated Closing Statement (the "Estimated Working Capital"), exceeds the Target Working Capital (as defined in this Section 3.1(c)) or (ii) decreased by the amount by which the Estimated Working Capital is less than the Target Working Capital. "Working Capital" shall mean, on a consolidated basis, the difference between current assets (exclusive of the current portion of deferred income taxes) and current liabilities (inclusive of accrued and unpaid taxes, if any, and the current portion of long-term indebtedness on a consolidated basis, but exclusive of non-current accrued interest, if any (i.e., default interest), and the current portion of deferred income taxes) determined in accordance with GAAP (as defined in Section 4.5(a)). "Target Working Capital" shall mean the Working Capital of the Company as of June 30, 1996 as reflected on the June Financial Statements (as hereinafter defined), which the Company estimates will be $23,657,000. On the Closing Date, the Company shall provide to Parent evidence satisfactory to Parent in its reasonable discretion that (i) any tax payment obligation which the Company has with respect to the sale of the Radio Stations (as hereinafter defined) (including those Radio Stations sold after the date of this Merger Agreement), after application of any available net operating losses of the Company or its Subsidiaries, has been paid and (ii) any costs or expenses of the Company or the Stockholders for which the Company is liable incurred in

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

connection with the transactions contemplated by this Merger Agreement have been paid on or before the Closing Date. In the event that any such taxes or costs or expenses have not been so paid, the Total Consideration shall be decreased by the aggregate amount of such unpaid items pursuant to Section 3.1(j)(ii).

                  (d) If the closing of the acquisition by the Company or its Subsidiary of WHOA-TV, an ABC-affiliated television station in Montgomery, Alabama (the "WHOA Acquisition"), pursuant to that certain Asset Purchase Agreement dated as of February 29, 1996 among Montgomery Alabama Channel 32 Operating Limited Partnership, WHOA-TV, Inc. and Park of Montgomery I, Inc. (the "WHOA Agreement"), has not occurred prior to the Effective Time, the Total Consideration shall be decreased by an amount equal to the aggregate amount due to the Sellers (as defined in the WHOA Agreement) under the WHOA Agreement at the closing of such acquisition.

                  (e) The Total Consideration also shall be decreased by an amount equal to the sum of the outstanding principal balance and all accrued but unpaid interest on the Stockholder Notes (as defined in the Company Disclosure Schedule) and increased by the amount of any capital expenditure approved by Parent pursuant to Section 6.3.

                  (f) In the event of any adjustment to the Total Consideration pursuant to Section 3.1(b), 3.1(c), 3.1(d), 3.1(e) or 3.1(g), the Merger Consideration shall be that amount derived by substituting the adjusted Total Consideration into the formula set forth in the last sentence of Section 3.1(a).

                  (g) The Total Consideration also shall be decreased by an amount (the "Escrow Amount") equal to (i) $1,500,000, if the Total Consideration, as adjusted as provided in Section 3.1(f), is less than or equal to $710,000,000 or (ii) $2,500,000, if the Total Consideration, as adjusted as provided in Section 3.1(f), is greater than $710,000,000. At the Effective Time, Parent shall pay, or shall cause Sub to pay, the Escrow Amount to an escrow agent (the "Escrow Agent") to be held in an escrow account (the "Escrow Account") and disbursed by the Escrow Agent with respect to and upon completion of the Final Closing Statement contemplated by Section 3.1(j) pursuant to an escrow agreement which will be entered into within 30 days of the date hereof, in form and substance reasonably acceptable to the Company, Parent and Sub (the "Escrow Agreement").

                  (h) Each issued and outstanding share of common stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $0.0001 par value, of the Surviving Corporation.

                  (i) Not later than five business days before the Closing Date, the Company shall prepare and deliver to Parent a closing statement of the Company substantially in the form of Exhibit A-1 hereto (the "Estimated Closing Statement"), which shall be reasonably acceptable to Parent, and which shall set forth the Company's best estimate of (i) the Estimated Debt Amount and (ii) the


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Estimated Working Capital. The Estimated Closing Statement shall fairly present all financial information presented thereon.

                  (j) The Total Consideration shall be adjusted after the Closing as provided in this Section 3.1(j):

                  (i) No more than sixty 60 days after the Closing Date, Parent shall prepare and deliver to Dr. Gary B. Knapp and Tomlin Family Trust II (collectively, the "Stockholders") a final closing statement of the Company, prepared on a basis consistent with the accounting standards used for the preparation of the Estimated Closing Statement, and substantially in the form of Exhibit A-2 hereto (the "Final Closing Statement"), which shall, based upon the books and records of the Company, set forth (i) the actual Debt Amount as of the Closing Date (the "Actual Debt Amount") and (ii) the actual Working Capital of the Company as of the Closing Date (the "Actual Working Capital").

                  (ii) The Total Consideration shall be adjusted dollar for dollar as follows:

                           (A) increased if and to the extent the Estimated Debt Amount exceeds the Actual Debt Amount;

                           (B) decreased if and to the extent the Actual Debt Amount exceeds the Estimated Debt Amount;

                           (C) increased if and to the extent the Actual Working Capital exceeds the Estimated Working Capital;

                           (D) decreased if and to the extent the Estimated Working Capital exceeds the Actual Working Capital; and

                           (E) decreased as and to the extent provided in the last sentence of Section 3.1(c).

                  (iii) In the event that the Total Consideration shall have been increased pursuant to this Section 3.1(j), 93% of the aggregate amount of such adjustment shall be paid by Parent to the Stockholders within two business days of the final determination of the Final Closing Statement, 93% of the Escrow Amount shall be paid to the Stockholders out of the Escrow Account pursuant to the Escrow Agreement within such two-day period and 7% of the Escrow Amount shall be paid to Parent out of the Escrow Account pursuant to the Escrow Agreement within such two-day period.


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

                  (iv) In the event that the Total Consideration shall have been decreased pursuant to this Section 3.1(j), the aggregate amount of such adjustment shall be paid to Parent, within two business days of the final determination of the Final Closing Statement, out of the Escrow Account pursuant to the Escrow Agreement. In no event, however, shall Parent be entitled to, or shall the Stockholders be liable for, any amount in excess of the Escrow Amount. To the extent any amount remains in the Escrow Account after the payment of the amount due to Parent pursuant to this Section 3.1(j)(iv), such remaining amount shall be paid to the Stockholders pursuant to the Escrow Agreement.

                  (v) The Stockholders may object to the Final Closing Statement by written notice provided to Parent within ten business days after receipt thereof. In the event of a dispute between the Stockholders and Parent, as to any matter set forth in the Final Closing Statement, the Stockholders and Parent shall use all reasonable efforts to resolve any such dispute, but if a final resolution is not obtained within 30 days after the Final Closing Statement is delivered to the Stockholders, any remaining dispute shall promptly be resolved by a nationally recognized firm of independent public accountants, as shall be mutually agreed upon by the Stockholders and Parent. Such accounting firm may use such auditing procedures as it may deem appropriate and the decision of such accounting firm shall be binding and conclusive upon the parties. The fees and expenses of such accounting firm shall be borne one-half by the Stockholders (which fees and expenses shall constitute a decrease to the Total Consideration in accordance with Section 3.1(j)(ii)) and one-half by Parent.

                  (vi)     Any payments required to be made pursuant to this
                           Section 3.1(j) shall bear interest from the Closing Date through the date of payment in accordance with the terms of the Escrow Agreement.

         3.2      Payment.

                  (a) At the Effective Time, Parent shall pay, or shall cause Sub to pay, to the holders of Company Common Stock the aggregate amount of cash to which holders of Company Common Stock shall be entitled pursuant to Section 3.1(f), such payment to be made upon surrender by such holders of the stock certificates formerly evidencing shares of Company Common Stock ("Common Stock Shares").

                  (b) Each of the two Stockholders, upon surrender to Parent of the stock certificates theretofore evidencing Common Stock Shares together with any required documents of transfer (including without limitation the certificate referred to in Section 8.3(v)), shall be entitled to receive in exchange therefor one-half of the Merger Consideration with respect to such Common Stock Shares. Upon such surrender, Parent shall promptly deliver, or cause Sub to

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



deliver, the Merger Consideration, in accordance with the instructions provided to Parent not less than two days before the Closing Date, and the certificates so surrendered shall promptly be cancelled. Until surrendered, certificates formerly evidencing Common Stock Shares shall be deemed for all purposes to evidence only the right to receive the Merger Consideration. Except as provided in the Escrow Agreement, no interest shall accrue or be paid on any cash payable upon the surrender of certificates which immediately prior to the Effective Time represented outstanding Common Stock Shares.

         3.3 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing Common Stock Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

         3.4 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock Shares shall be made thereafter.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Sub that, except as disclosed in the Company Disclosure Schedule which has been delivered to Parent simultaneously with the execution of this Merger Agreement (the "Company Disclosure Schedule"):

         4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Company and each of its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Company has heretofore made available to Parent and Sub a complete and correct copy of the Certificates of Incorporation and By-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of its Subsidiaries.

         4.2 Capitalization.

                  (a) The authorized capital stock of the Company consists of 300 shares of Common Stock, $1.00 par value per share ("Common Stock"). Two hundred shares of Common Stock are validly issued and outstanding, fully paid and nonassessable and owned by the Stockholders, free and clear of any lien,

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

charge, security interest, pledge, restriction or encumbrance of any kind or nature (any of the foregoing being a "Lien"). There are no bonds, debentures, notes or other indebtedness issued or outstanding having general voting rights under ordinary circumstances. There are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

                  (b) All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable and owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any Lien. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the sale, issuance or voting of any shares of the issued or unissued capital stock of any of the Subsidiaries of the Company which have been issued, granted or entered into by the Company or any of its Subsidiaries.

                  (c) Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

         4.3 Authority Relative to This Merger Agreement. The Company has the necessary corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized and approved by the Company's Board of Directors and the holders of the required percentage of Company Common Stock and no other corporate or stockholder proceedings on the part of the Company are necessary to authorize or approve this Merger Agreement or to consummate the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as such enforceability may be limited by general principles of equity or principles applicable to creditors rights generally.

         4.4 No Conflicts, Required Filings and Consents.

                  (a) None of the execution and delivery of this Merger Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or the comparable organizational documents of any of the Company's Subsidiaries, (ii) subject to receipt or filing of the required Consents referred to in Section 4.4(b), result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of

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

time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the property or assets of Company or any of Company's Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clause (ii) or (iii) for any such Violations which would not have a Company Material Adverse Effect.

                  (b) None of the execution and delivery of this Merger Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, license, approval, authorization, order or permit or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign, multinational, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, domestic, foreign or multinational (a "Governmental Entity"), except for (i) the filing of a Certificate of Merger pursuant to the DGCL, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) such filings as may be required in connection with the taxes described in Section 7.8, (iv) Consents from the Federal Communications Commission ("FCC") in connection with the assignment or transfer of control of the FCC licenses applicable to the Company's radio and television broadcast operations (such licenses, a complete list of which will be provided in connection with the application for the FCC Consents, being referred to herein collectively as the "FCC Licenses," and such consents being referred to herein collectively as the "FCC Consents"), and (v) Consents the failure of which to obtain or make would not have a Company Material Adverse Effect.

         4.5 Reports and Financial Statements.

                  (a) The audited consolidated balance sheets as of December 31, 1995, 1994 and 1993 and the related consolidated statements of income and retained earnings for each of the years ended December 31, 1995, 1994 and 1993 (including the related notes and schedules thereto) of the Company, true and complete copies of which have previously been delivered to Parent (the "Audited Financial Statements"), present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

                  (b) The unaudited consolidated balance sheets and the related statements of income and retained earnings of the Company for the period ended March 31, 1996 (the "Interim Financial Statements"), true and complete copies of which have previously been delivered to Parent, have been prepared in accordance with GAAP on a basis consistent with the Audited Financial Statements (except as

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provided in the next sentence). The Interim Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries for all periods presented therein; subject, however, to the lack of footnotes which otherwise would be required under GAAP and normal year-end adjustments, provided that any such year-end adjustments that relate to any of the first three quarters of the year shall have been reflected in the Interim Financial Statements for such quarters.

                  (c) Except as disclosed in the Audited Financial Statements or in the Interim Financial Statements, neither the Company nor any of its Subsidiaries has any liabilities or any obligations of any nature whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities or obligations incurred in the ordinary course of business since March 31, 1996 that would not have a Company Material Adverse Effect.

         4.6 Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         4.7 Absence of Certain Changes or Events. Except as contemplated by this Merger Agreement, since March 31, 1996, the Company and its Subsidiaries have conducted their businesses only in the ordinary course, and there has not been (i) any change that would have a Company Material Adverse Effect, other than changes relating to or arising from general economic, market or financial conditions or generally affecting the industries in which the Company operates,
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, or any redemption, purchase or other acquisition of its capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (iv) except as previously disclosed to Parent and Sub, any granting by the Company or any of its Subsidiaries to any executive officer of the Company of any increase in compensation, except in the ordinary course of business or as required under employment agreements in effect as of or prior to the date of this Merger Agreement, (v) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect as of the date of this Merger Agreement, (vi) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer,
(vii) any damage, destruction or loss whether or not covered by insurance, that is reasonably expected to have a Company Material Adverse Effect, or (viii) any change in accounting methods, principles or practices by the Company or any of

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its Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

         4.8 Employee Benefit Plans. There are no material employee benefit plans, agreements or arrangements maintained by the Company or any of its Subsidiaries, including "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, agreements or arrangements relating to former employees and retirees, including, but not limited to, retiree medical and life insurance plans, maintained by the Company or any of its Subsidiaries or collective bargaining agreements to which the Company or any of its Subsidiaries is a party (together, the "Company Benefit Plans"). No default exists with respect to the obligations of the Company or any of its Subsidiaries under such Company Benefit Plans which default, alone or in the aggregate, would have a Company Material Adverse Effect. Since March 31, 1996, there have been no strikes, lockouts or work stoppages or slowdowns, or, to the knowledge of the Company, labor jurisdictional disputes or labor organizing activity occurring or, to the knowledge of the Company, threatened with respect to the employees of the Company or its Subsidiaries.

         4.9 ERISA.

                  (a) All Company Benefit Plans which are subject to ERISA have been administered in accordance, and are in compliance, with the applicable provisions of ERISA, except where such failures to administer or comply would not have a Company Material Adverse Effect. Each of the Company Benefit Plans which is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the Internal Revenue Service to meet such requirements within the meaning of such Section of the Code and no plan amendment that is not the subject of such a determination would affect the validity of any Company Benefit Plan's letter. None of the Company nor any of its Subsidiaries has engaged in any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company Benefit Plans which would subject the Company, or its Subsidiaries to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code in an amount which would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any other entity required to be combined with the Company or any Subsidiary of the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multi-employer plan which has resulted in, or is reasonably expected to result in, any withdrawal liability to the Company or any of its Subsidiaries except for any such liability which would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA within the last five years. Except pursuant to the terms of the Company Benefit Plans, neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (ix) result in any material payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or other employee of the Company, (x) materially increase any benefits otherwise payable under any Company Benefit Plan or (xi) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

                  (b) No notice of a "reportable event," within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to meet the requirements of Section 401(a) of the Code (a "Pension Plan"), or by any ERISA Affiliate except as would not be reasonably expected to have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") in respect of any Company Benefit Plan that remains unpaid or reasonably expects to incur any liability to the PBGC, other than PBGC insurance premiums that are payable in the ordinary course. No Company Benefit Plan sponsored or maintained by the Company or any ERISA Affiliate has an "accumulated funding deficiency," as such term is defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and otherwise has fully met the funding standards required under Title I of ERISA and Section 412 of the Code. There are no unfunded liabilities with respect to any Company Benefit Plan sponsored or maintained by the Company or any ERISA Affiliate, i.e., the actuarial present value of all "benefit liabilities" (determined within the meaning of Section 401(a)(2) of the Code) under such Company Benefit Plan, whether or not vested, does not exceed the current value of the assets of such Company Benefit Plan by more than $500,000. No Company Benefit Plan is a multiemployer plan as defined in Section 3(37) of ERISA.

                  (c) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (d) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any Company Benefit Plan that provides retiree medical or retiree death benefit (other than through a Company Benefit Plan qualified under Section 401(a) of the Code) coverage to former employees of the Company or its Subsidiaries except as may otherwise be required under Section 601-09 of ERISA or Section 4980B of the Code.

         4.10 Taxes. The Company and its Subsidiaries have duly filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions (including, but not limited to, those filed on a consolidated, combined or unitary basis), required to have been filed by the Company and its Subsidiaries prior to the date hereof, except for such returns or reports (including extensions) the failure to file which would not have a Company Material Adverse Effect. The Company and its Subsidiaries have paid or, prior to the Effective Time will pay, all taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith) claimed to be due to any federal, state, local or other taxing authority. The Company and its Subsidiaries have paid or made adequate provision in the financial statements of the Company for all taxes payable in respect of all periods ending on or prior to June 30, 1996 (including without limitation all taxes relating to the sales of Radio Stations which occurred on or prior to such date), except for such taxes which would not have a Company Material Adverse Effect. All deficiencies proposed, asserted or assessed against the Company or any of its Subsidiaries have been paid or settled and there are no audits ongoing, pending or for which the Company has received notification or agreed to extend the statute of limitations.

         4.11 Compliance with Applicable Laws.

                  (a) To the knowledge of the Company, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses substantially as now conducted (the "Company Permits"), except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Company Material Adverse Effect. To the knowledge of the Company, the Company and its Subsidiaries are in substantial compliance with applicable laws and the terms of the Company Permits, except for such failures so to comply which would not have a Company Material Adverse Effect. To the knowledge of the Company, the business operations of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                  (b) The Company does not know of any facts or circumstances which would disqualify it under the Communications Act of 1934, as amended (the "Communications Act"), from assigning or transferring control of the Company's radio and television broadcast operations. There are no FCC notices of violations or adverse orders against the Company or its Subsidiaries and, as of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened before the FCC for the cancellation, material involuntary modification or non-renewal of any FCC Licenses, except for any such notice of violation, adverse order, action, suit or proceeding generally affecting the industries in which the Company operates or which would not, individually or in the aggregate, have a Company Material Adverse Effect and except for FCC License renewal proceedings which the Company reasonably expects will result in renewals of the FCC Licenses.

         4.12 Voting Requirements. The affirmative vote of the holders of at least fifty-one percent (51%) of the total number of votes entitled to be cast by the holders of the outstanding Company Common Stock has been obtained with respect to the Merger and is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Merger Agreement and the transactions contemplated by this Merger Agreement (including the Merger).

         4.13 State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Merger Agreement, and such approval is sufficient to render inapplicable to the Merger, this Merger Agreement, and the transactions contemplated by this Merger Agreement the provisions of Section 203 of DGCL. To the knowledge of the Company, no other state takeover statute or similar statute or regulation, applies or purports to apply to the Merger, this Merger Agreement, or any of the transactions contemplated by this Merger Agreement.

         4.14 Brokers. Except for Media Venture Partners, no broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company.

         4.15 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) to the knowledge of the Company, no real property currently or formerly owned or operated by the Company or any current Subsidiary is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation under any Environmental Law;
(ii) no judicial or administrative proceeding is pending or to the knowledge of the Company threatened relating to liability for any off-site disposal or contamination; and (iii) the Company and its Subsidiaries have not received any claims or notices alleging liability under any Environmental Law, and the Company has no knowledge of any circumstances that could result in such claims. "Environmental Law" means any applicable federal, state or local law, regulation, order, decree, or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substance or the protection of the environment. "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

         4.16 Contracts. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries are in material compliance with all terms and conditions of each asset purchase agreement for the sale of the Radio Stations, and no party to any such agreement has notified the Company or any of its Subsidiaries of any alleged breach of any such agreement or of any claim for indemnification under any such agreement. All leases and material contracts in respect of each Radio Station have been (or at the closing of the sale of such Radio Station will be) assigned to the purchaser under the respective asset purchase agreement. Under the WHOA Agreement, the aggregate amount due to the Sellers at the closing of the WHOA Acquisition is equal to $6,000,000, minus $4,500,000 (which is the amount the Company's Subsidiary paid for certain secured debt of the Sellers in connection with such acquisition), and minus amounts advanced from time to time by the Company or its Subsidiaries to the Sellers prior to the closing of the WHOA Acquisition.

         4.17 Title to Properties. The Company Disclosure Schedule lists all real property owned or leased in the business or operations of the Company and its Subsidiaries (collectively, the "Real Property"). Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or valid leasehold interests in, all of its properties and assets, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants, and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere, with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and its Subsidiaries to conduct their business as currently conducted.

         4.18 Intellectual Property. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, and trade name rights, service marks, service mark rights, copyrights, and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right. To the knowledge of the Company, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right except for any such infringements which, individually or in the aggregate, would not have a Company Material Adverse Effect.

         4.19 Totality of the Assets. The items of tangible personal property used or useful in the business or operations of the Company and its Subsidiaries (collectively, the "Personal Property"), the Real Property, the Intellectual Property Rights, the FCC Licenses and the contracts to which the Company and its Subsidiaries are party constitute all of the assets necessary to conduct the businesses and operations of the Company and its Subsidiaries as they are currently conducted.

         4.20 Disclosure. No statement of a material fact by the Company contained in this Merger Agreement, and all agreements and documents related hereto and all exhibits and schedules related hereto and thereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading. There is no significant fact presently known to the Company or its Subsidiaries (other than matters of a general economic or political nature which do not affect the Company or its Subsidiaries uniquely) which could reasonably be expected to materially and adversely affect the Company, which has not been set forth in this Merger Agreement.


                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub jointly and severally represent and warrant to the Company that, except as disclosed in the Parent Disclosure Schedule which has been delivered to the Company simultaneously with the execution of this Merger Agreement (the "Parent Disclosure Schedule"):

         5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of Parent and its Subsidiaries taken as a whole, or have a material adverse effect on Parent's proposed arrangements for financing the transactions contemplated by this Merger Agreement or on Parent's ability to consummate such financing arrangements (a "Parent Material Adverse Effect").

         5.2 Ownership of Sub. Sub is a direct or indirect wholly-owned subsidiary of Parent.

         5.3 Authority Relative to This Merger Agreement. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by Parent and Sub have been duly and validly authorized and approved by the respective Boards of Directors of Parent and Sub and by the sole stockholder of Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize and approve this Merger Agreement or to consummate the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms except as such enforceability may be limited by general principles of equity or principles applicable to creditors rights generally.

         5.4 No Conflicts; Required Filings and Consents.

                  (a) None of the execution and delivery of this Merger Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent or Sub with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Sub or the comparable organizational documents of any of Parent's Subsidiaries, (ii) subject to receipt or filing of the required Consents referred to in Section 4.4(b), conflict with or result in a violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub or any of Parent's Subsidiaries is a party or by which Parent or Sub or any of Parent's Subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clause

(ii) for any such violations which would not have a Parent Material Adverse Effect.

                  (b) None of the execution and delivery of this Merger Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent or Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) the filing of a certificate of merger pursuant to the DGCL, (ii) compliance with the HSR Act, (iii) such filings as may be required in connection with the taxes described in Section 7.9, (iv) the FCC Consents in connection with the assignment or transfer of control of the FCC Licenses, and (v) Consents the failure of which to obtain or make would not have a Parent Material Adverse Effect.

         5.5 Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Parent or Sub, threatened against or affecting Parent, Sub or any of Parent's Subsidiaries that, individually or in the aggregate, is reasonably expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent, Sub or any of Parent's Subsidiaries having, or which is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         5.6 Voting Requirements. No vote of the holders of any class or series of the capital stock of Parent is necessary to approve this Merger Agreement or the transactions contemplated hereby.

         5.7 Brokers. Except for the fees and expenses of any Person whose fees will be paid by Parent, no broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent or Sub.

         5.8 Financing. Parent and Sub reasonably believe that they will have funds available as of the Closing Date sufficient to consummate the Merger and the other transactions contemplated hereby on the terms contemplated by this Merger Agreement, and that, at the Effective Time of the Merger, Parent and Sub will have available all of the funds necessary (i) to satisfy their respective obligations under this Merger Agreement, and (ii) to pay all the related fees and expenses in connection with the foregoing.

         5.9 FCC Applications. Parent and Sub are or will as of the Closing Date be legally, financially and otherwise qualified to hold or control the entities which hold and will hold the FCC Licenses and are not aware of any facts or circumstances (other than facts or circumstances relating solely to the Company or its Subsidiaries) that could reasonably be expected to prevent consent to the FCC Applications, and Parent and Sub further represent and warrant that no waiver of the FCC's rules is necessary to obtain the FCC Consents, except in connection with the ownership and operation by the Company of WTVR-TV in Richmond, Virginia, and possibly the ownership of WHOA-TV, Montgomery, Alabama.

         5.10 Due Diligence. Parent and Sub have conducted their own independent investigation of the Company and its business, have been provided the opportunity to obtain information concerning the Company and have had the opportunity to ask questions of, and receive answers from, the senior executive officers of the Company pertaining to the Company; provided, however, that such due diligence shall not affect the representations and warranties of the Company or otherwise qualify the obligations of the Company hereunder.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         6.1 Conduct of Business by the Company Pending the Merger. From and after the date hereof, prior to the Effective Time, except as contemplated by this Merger Agreement (including Section 6.2) or by the Company's budgets and plans heretofore made available to Parent and except for the matters set forth in the Company Disclosure Schedule or unless Parent shall otherwise agree in writing, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and to use all reasonable efforts to conduct their business in a manner consistent with the budgets and plans heretofore made available to Parent and shall, and shall cause its Subsidiaries to, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time; provided, however, that (i) the resignation of one or more officers of the Company or any of its Subsidiaries shall not be deemed a breach of the foregoing requirement and (ii) the loss of one or more customers of the Company or any of its Subsidiaries shall not be deemed a breach of the foregoing requirement unless such loss would have a Company Material Adverse Effect. Without limiting the generality of the foregoing, and except as contemplated by this Merger Agreement (including Section 6.2) or by the Company's budgets and plans heretofore made available to Parent and except for the matters set forth in the Company Disclosure Schedule or unless Parent shall otherwise agree in writing, prior to the Effective Time, the Company shall not and shall not permit its Subsidiaries to:

                  (a) (i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect Subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other equity securities thereof or any rights, warrants, or options to acquire any such shares or other securities;

                  (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities issued by the Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities;

                  (c) amend its Certificate of Incorporation, By-laws or other comparable organizational documents;

                  (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except, in any such case, in the ordinary course of business, and except transactions between a wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company;

                  (e) subject to a Lien or sell, lease or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and except transactions between a wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company;

                  (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person (other than indebtedness to, guarantees of, or issuances or sales to the Company or a wholly-owned Subsidiary of the Company) or enter into any "keep well" or other agreement to maintain any financial condition of another Person, except, in any such case, for borrowings or other transactions incurred in the ordinary course of business or pursuant to existing indebtedness for borrowed money, including to repay existing indebtedness pursuant to the terms thereof, or (ii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect Subsidiary of the Company or settle or compromise any material claim or litigation;

                  (g) permit film payables to be more than one month past due or permit other accounts payable to be paid outside the ordinary course of business;

                  (h) enter into any local management agreement, time brokerage agreement, joint sales agreement or any similar agreement with respect to any of the television stations owned by the Subsidiaries of the Company;

                  (i) increase or otherwise change the rate or nature of the compensation (including wages, salaries and bonuses) which is paid or payable to any employee or independent contractor of the Company or its Subsidiaries, except pursuant to existing Company Benefit Plans which have been disclosed to Parent and except for normal scheduled increases in compensation which are made in the ordinary course of business;

                  (j) adopt, or commit to adopt, any employee benefit plan or compensation arrangement other than a Company Benefit Plan, and not to make material amendments to any such Company Benefit Plan except to the extent required by law or necessary to preserve the nature of the benefits provided under such plan or arrangement;

                  (k) enter into, renew or allow the renewal of any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services for a term of more than one year or requiring the payment of more than $75,000 in annual compensation; or

                  (l) authorize any of, or commit or agree to take any of, the foregoing actions.

         6.2 Control of the Stations. Prior to the Effective Time, control of the Company's radio and television broadcast operations along with all of the Company's other operations, shall remain with the Company. The Company, Parent and Sub acknowledge and agree that neither Parent nor Sub nor any of their respective employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, such broadcast and other operations, it being understood that supervision of all programs, equipment, operations and other activities of such broadcast and other operations shall be the sole responsibility, and at all times prior to the Effective Time remain with the complete control and discretion, of the Company, subject to the terms of Section 6.1.

         6.3 Capital Expenditures. To the extent the Company desires to make any capital expenditures not in the ordinary course (i.e., capital expenses other than for routine maintenance and minor administrative equipment) between the date hereof and the Closing Date, the Company shall obtain the written consent of Parent prior to making such expenditure and the Total Consideration as adjusted in Section 3.1 shall be increased by such approved expenditure if it is made by the Closing Date.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

         7.1 Access to Information. From the date hereof through the Effective Time, the Company and its Subsidiaries shall afford to Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval of the Company, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, provided, that any inspection of properties or discussion with personnel shall occur only if a representative of the Company is present. Parent shall hold, and shall cause its employees, agents and representatives to hold, in strict confidence all such information in accordance with the terms of the Confidentiality Agreement entered into prior to the date hereof between Parent and the Company, which shall remain in full force and effect in accordance with the terms thereof, including, without limitation, in the event of termination of this Merger Agreement. Parent and its accountants, counsel and other representatives shall, in the exercise of the rights described in this
Section 7.1, not unduly interfere with the operation of the business of the Company or its Subsidiaries.

         7.2 Filings; Tax Elections. The Company shall promptly provide Parent copies of (i) all material filings made by the Company with any Governmental Entity, including all filings made in connection with this Merger Agreement and the transactions contemplated hereby, and (ii) all material notices and communications received from any Governmental Entity. The Company shall, before settling or compromising any material tax liability of the Company or any of its Subsidiaries, consult with Parent and its advisors as to the positions that will be taken or made with respect to such matter. The Company shall promptly provide to Parent before the Effective Time a list of all material formal elections with respect to federal and state income taxes made by the Company or its Subsidiaries. After the date hereof, (a) no formal election with respect to the Company's taxes will be made without the prior written consent of Parent (which consent shall not unreasonably be withheld) and (b) the Company and its Subsidiaries will pay or make adequate provision in the financial statements of the Company for all taxes payable in respect of all periods commencing after June 30, 1996 (including without limitation taxes relating to the sales of Radio Stations which occur after such date).

         7.3 Employee and Other Arrangements.

                  (a) From and after the Effective Time, Parent and Sub will, and will cause the Surviving Corporation and each of its Subsidiaries to (i) honor all Company Benefit Plans and all employment, severance, termination, consulting and other similar contracts and agreements for the benefit of any director, officer or other employee of the Company or any of its Subsidiaries to which the Company or any such Subsidiary is a party or by which any of them is bound (the "Employee Contracts") and (ii) to pay and perform each of the obligations of the Company, its Subsidiaries or any of their respective successors under each such Company Benefit Plan and Employee Contract, in each case, in accordance with the terms thereof as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Merger Agreement shall prevent Parent from amending, modifying or terminating any Company Benefit Plan, compensation arrangement or Employee Contract in accordance with the terms of such plan, arrangement or contract or pursuant to the terms of any subsequent amendment to or agreement between Parent and any person covered under the terms of such plan, arrangement or contract.

                  (b) Parent will cause the Surviving Corporation, within a reasonable period of time after the Closing Date, to provide employees of the Company and its Subsidiaries with compensation and benefits comparable to those of similarly situated employees of Parent and its subsidiaries; provided that neither Parent nor the Surviving Corporation nor any Subsidiary or Affiliate thereof shall be required to employ, continue to employ or offer to employ any employee of the Company or any of its Subsidiaries. It is understood that after the Effective Time no party hereto will have any obligation to issue shares of capital stock of any entity pursuant to any compensation or benefit plan or program and that any substitute plan or program may be based on reasonable merit based performance criteria in determination of individual bonus compensation and commissions pursuant to such plans after the Effective Time. In addition, from and after the Effective Time, Parent and Sub shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, (i) provide all employees of the Company and its Subsidiaries who become employees of the Surviving Corporation or its Subsidiaries or Affiliates as of the Closing Date ("Company Employees") with service credit for all periods of employment with the Company and its Subsidiaries (including, without limitation, as provided in the Company's current Company Benefit Plans) prior to the Effective Time for purposes of eligibility and vesting under any compensation or benefit plan applicable to Company Employees, but only to the extent such service was credited under such plans by the Company or any Subsidiary prior to the Closing Date, and provided that no prior service credit shall be awarded for purposes of any defined benefit retirement plan (except to the extent required by ERISA), (ii) use all reasonable efforts to waive any pre-existing condition of any Company Employee for purposes of determining eligibility for, and the terms upon which they participate in, any welfare plan adopted by Parent, Sub, the Surviving Corporation or any of their Affiliates with respect to Company Employees (other than conditions that are already in effect with respect to such employees under the Company's welfare plans that have not been satisfied as of the Effective Time), (iii) recognize the 1996 deductible and copayments of each Company Employee under the Company Benefit Plans for purposes of determining the 1996 deductible and copayments recognized under any welfare plan adopted by Parent, Sub, the Surviving Corporation or any of their Affiliates for the benefit of any such Company Employee, (iv) provide each Company Employee (other than Company Employees who are subject to a severance plan or individual severance arrangement described in clause (v) below upon involuntary termination of such employee's employment with the Surviving Corporation and any of its Subsidiaries and Affiliates, with a minimum of two weeks of severance pay for each year prior to such termination such Company Employee was employed by the Company or its Subsidiaries or the Surviving Corporation or its Subsidiaries or Affiliates up to a maximum of 39 weeks of severance pay; provided that such termination occurs within six months of the Closing Date, is not for cause, and is not in connection with a corporate transaction in which such employee is immediately offered employment by a third party and (v) provide each Company Employee who is subject to a severance plan or individual severance arrangement the benefits provided in such plan or arrangement.

                  (c) This Section 7.3 shall operate exclusively for the benefit of the parties to this Merger Agreement and not for the benefit of any other person, including without limitation any current, future, former or retired employee of the Company or any of its Subsidiaries.

         7.4 Public Announcements. So long as this Merger Agreement is in effect, each of Parent, Sub and the Company agree to use all reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement.

         7.5 Indemnification.

                  (a) Parent agrees that (i) all rights to indemnification existing in favor of any director, officer, employee or agent of the Company and its Subsidiaries (the "Indemnified Parties") as provided in their respective Certificates of Incorporation, By-laws or comparable organizational documents or in indemnification agreements with the Company or any of its Subsidiaries, or otherwise in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time and (ii) Parent shall guarantee the performance by the Surviving Corporation of its obligations referred to in clause (i), provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims, and Parent's guarantee with respect thereto, shall continue until final disposition of any and all such claims. Parent also agrees to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees or directors of, or otherwise on behalf of, the Company or any of its Subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Merger Agreement. Without limiting the generality of the foregoing, if any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Merger Agreement, occurring prior to or at the Effective Time, Parent shall pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. From and after the Effective Time, Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 7.5.

                  (b) Parent agrees that, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage, and with insurance companies of substantially the same claims paying ability, containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 7.5(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

         7.6 Efforts; Consents.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Merger Agreement and the Merger and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of the Company, Sub and Parent shall make or cause to be made all required filings with or applications to Governmental Entities (including under the HSR Act and applicable requirements of the FCC, and the Communications Act), and use all reasonable efforts to (i) obtain all necessary waivers of any Violations and other Consents of all Governmental Entities and other third parties, necessary for the parties to consummate the transactions contemplated hereby except for those Consents the failure of which to obtain would not have a Company Material Adverse Effect and except as otherwise provided herein, (ii) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) fulfill all conditions to this Merger Agreement; provided, however, in the event Parent and the Company are informed by the FCC that the FCC will not grant the Richmond waiver as more fully described in Section 7.6(c), Parent and the Company shall promptly resubmit to the FCC revised applications for consent to the transactions contemplated by this Merger Agreement, which applications shall exclude WTVR-TV, Richmond, Virginia, from any transfer to Parent and Sub, and Parent and Sub will thereafter direct the Company as to the entity to which WTVR-TV shall be transferred.

                  (b) Without limiting the foregoing, the Company and Parent shall use all reasonable efforts and cooperate in promptly preparing and filing
(i) within 20 business days of executing this Merger Agreement, notifications under the HSR Act, and (ii) within seven business days of executing this Merger Agreement, the FCC Applications in connection with the Merger and the other transactions contemplated hereby, and to respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and the FCC for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters or matters relating to the FCC Applications. Each of Parent, Sub and the Company, to the extent applicable, further agrees to file contemporaneously with the filing of the FCC Applications any requests for waivers of applicable FCC rules as may be required to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the FCC may ask with respect to such waiver requests. Parent and Sub further covenant to prosecute each such waiver request in good faith and to supply any information requested by the FCC in connection with such waiver in a timely and complete manner.

                  (c) In furtherance and not in limitation of the foregoing, Parent and Sub shall use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Merger Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any Governmental Entity ("Antitrust Laws") or any laws, rules or regulations of the FCC or other Governmental Entities relating to the broadcast, cable, newspaper, mass media or communications industries (collectively, "Communications Laws") and will take all necessary and proper steps (excluding, however, agreeing to hold separate, to place in trust and/or to divest any of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates or of any of the Company or any of, its Subsidiaries or Affiliates) as may be reasonably required (i) for securing the grant of the FCC Applications and for resolving any objections to the transactions contemplated hereby of any Governmental Entities under the Antitrust Laws or Communications Laws or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or Governmental Entity challenging the transactions contemplated by this Merger Agreement as violative of any Antitrust Law or Communications Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions; provided, however, that Parent and Sub shall be permitted to request that the FCC grant a temporary waiver, extending for a period of six months after the Closing Date, of the FCC's rules and regulations to the extent they would otherwise prohibit Parent's simultaneous ownership of WTVR-TV in Richmond, Virginia and Parent's interests in The Richmond Times Dispatch newspaper.

                  (d) Each of Parent and the Company shall promptly provide the other with a copy of any inquiry or request for information (including notice of any oral request for information), pleading, order or other document either party receives from any Governmental Entities with respect to the matters referred to in this Section 7.6.

                  (e) The Company shall use all reasonable efforts to assist Parent and Sub in any efforts they may undertake to prepay any outstanding indebtedness of the Company, including without limitation the giving of any required notices to the holders of outstanding notes of the Company and, if requested by Parent and Sub, permitting Parent and Sub to engage in a "Strategic Equity Investment", as defined under the notes originally issued by Park Communications, Inc., Park Broadcasting, Inc. and Park Newspapers, Inc. on May 13, 1996, in the Company or its Subsidiaries; provided, however, that the Company shall not be required to give any such notice unless such notice provides that the Company is not obligated to prepay any such indebtedness unless the Merger is consummated; and provided further that Parent shall indemnify and hold harmless the Stockholders for all costs, liabilities and damages (including without limitation reasonable counsel fees and expenses) that they may suffer solely as a result of the actions that the Company may take at the request of Parent and/or Sub in connection with the Company's permitting Parent and/or Sub to engage in such a Strategic Equity Investment.

                  (f) The Company shall consult with Parent and Sub prior to entering into any new agreements for programming or extensions or existing agreements for programming.

                  (g) The Company shall use all reasonable efforts to assist Parent in producing a schedule setting forth (i) the tax basis of the assets of the Company and its Subsidiaries; (ii) the net operating loss carryover, general business credit carryover, alternative minimum tax carryover and capital loss carryover of the Company Consolidated Group available for federal, state and local income tax purposes; and (iii) all federal, state and local tax elections in effect for the Company Consolidated Group for any tax year that has not been closed by applicable statute.

                  (h) The Company shall, within 30 days after the date of this Merger Agreement, use all reasonable efforts to provide the Parent with a list of all items of Personal Property for which the Company or its Subsidiaries maintains a depreciation schedule.

                  (i) The Company shall cause its Subsidiaries to comply with the terms of those certain Registration Rights Agreements dated as of May 13, 1996 relating to the registration of the PCI Notes, the PBI Notes and the PNI Notes (as such terms are defined in the Company Disclosure Schedule).

         7.7 Notice of Breaches. The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Merger Agreement which has become untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Merger Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Merger Agreement.

         7.8 Transfer and Gains Taxes and Certain Other Taxes and Expenses. Parent and Sub agree that the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger without any offset, deduction, counterclaim or deferment of the payment of the Merger Consideration.

         7.9 Solvency Opinion. If Parent or Sub is required to deliver a solvency opinion to their financing sources in connection with the Merger, Parent and Sub shall cause such opinion to be addressed to the Company's current Board of Directors and stockholders and delivered to the current Board of Directors.

         7.10 Financial and FCC Reports. Within 30 days after the end of each month ending after June 30, 1996 through the Closing Date, the Company will furnish Parent and Sub with copies of the Company's monthly operating statement prepared after the date hereof for each such month and the fiscal year to the end of such month. Within 30 days after the end of each quarter beginning with the quarter ending on June 30, 1996 through the Closing Date, the Company will furnish Parent and Sub with copies of the Company's quarterly balance sheet prepared after the date hereof for each such quarter. All of such financial reports shall comply with the requirements concerning financial statements set forth in the last sentence of Section 4.5(b). In addition, the Company will furnish to Parent and Sub, within five days after filing, all material reports filed after the date hereof with the FCC with respect to the Company, its Subsidiaries, the television stations indirectly owned by the Company and the Radio Stations.

         7.11 June Financial Statements. The Company shall deliver to Parent and Sub within seven days of the date hereof an unaudited consolidated balance sheet and related statement of income and retained earnings of the Company for the period ended June 30, 1996 (the "June Financial Statements"), which have been prepared in accordance with GAAP on a basis consistent with the Audited Financial Statements, subject to the lack of footnotes which otherwise would be required under GAAP. The June Financial Statements will present fairly, in all material respects, the consolidated financial position (including without limitation all liabilities, if any, with respect to employees of the Radio Stations), results of operations and cash flows of the Company and its consolidated Subsidiaries for the period presented therein (except as provided in the prior sentence).

         7.12 Deliveries. The Company shall deliver to Parent and Sub at the Closing the opinion and certificates referred to in Sections 8.3(iv) and 8.3(v) below.


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any other Consents from Governmental Entities (including specifically the FCC Consents) and other third parties required prior to the Effective Time with respect to the transactions contemplated hereby shall have been either filed or received other than those Consents, the absence of which would not have a Company Material Adverse Effect immediately prior to the Effective Time; and

                  (b) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; provided, however, that the parties shall comply with the provisions of Section 7.6 and shall further use all reasonable efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted.

         8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional conditions, unless waived by the Company, that Parent and Sub shall have performed in all material respects their respective agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time, the representations and warranties of Parent and Sub contained in this Merger Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Merger Agreement and except for inaccuracies that in the aggregate do not constitute a Parent Material Adverse Effect, and the Stockholder Notes shall have been cancelled by the Company; and the Company shall have received a certificate of the Chief Executive Officer or a Vice President of Parent and Sub to that effect.

         8.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Parent: (i) the Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time and the representations and warranties of the Company contained in this Merger Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Merger Agreement and except for inaccuracies that in the aggregate do not constitute a Company Material Adverse Effect; and Parent and Sub shall have received a certificate of the Chief Executive Officer or a Vice President of the Company to that effect, (ii) the FCC Consents (except as to WTVR-TV in Richmond, Virginia if the FCC does not grant a temporary waiver) shall have become Final Orders (as defined in Section 10.8), (iii) the Company and its Subsidiaries shall not have incurred any indebtedness for borrowed money after May 31, 1996 (other than in respect of additional notes issued to pay interest on the notes issued by Park Communications, Inc. on May 13, 1996), (iv) an opinion of counsel for Tomlin Family Trust II (the "Trust"), in form and substance reasonably satisfactory to Parent, shall be delivered to Parent and Sub as to the authorization, execution and delivery by the Trust of the stockholder consent approving the transactions contemplated hereby and the certificate referred to in clause (v) below and (v) a certificate of each of the Stockholders, in the forms attached hereto as Exhibit B-1 and Exhibit B-2, as applicable, shall be delivered to Parent and Sub.


                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by the Company, upon a material breach of this Merger Agreement on the part of Parent or Sub which has not been cured and which would cause the condition set forth in Section 8.2 to be incapable of being satisfied by the Termination Date;

                  (c) by Parent, (i) upon a material breach of this Merger Agreement on the part of the Company set forth in this Merger Agreement which has not been cured and which would cause any condition set forth in Section 8.3 to be incapable of being satisfied by the Termination Date or (ii) if Parent reasonably concludes, within 30 days of the date hereof, that the FCC will not grant a temporary waiver (the "FCC Waiver"), extending for a period of six months after the Closing Date, of the FCC's rules and regulations to the extent they would otherwise prohibit Parent's simultaneous ownership of WTVR-TV in Richmond, Virginia and Parent's interests in The Richmond Times Dispatch newspaper.

                  (d) by Parent or the Company if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

                  (e) by either Parent or the Company if the Merger shall not have been consummated on or before the following date (the "Termination Date"):
(i) if the FCC Consents shall have become Final Orders and the FCC Waiver shall have been obtained, April 1, 1997, or (ii) if the FCC Consents shall have become Final Orders and the FCC Waiver shall not have been obtained, the earlier of (A) 120 days after the date of such Final Orders or (B) June 1, 1997 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement).

         9.2 Effect of Termination. In the event of termination of this Merger Agreement by either Parent or the Company as provided in Section 9.1, this Merger Agreement shall forthwith become void and there shall be no liability hereunder on the part of any of the Company, Parent or Sub or their respective officers or directors; provided that Sections 9.2, 9.3 and 10.6 and the second sentence of Section 7.1 shall survive the termination.

         9.3 Fees and Expenses.

                  (a) If the Merger is not consummated for a reason other than the willful and material breach of this Agreement by a party, all fees and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such fees or expenses.

                  (b) If the Merger is not consummated because of a willful and material breach of this Merger Agreement by any party, the nonbreaching party shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach including specific performance and in the case of such a breach by Parent or Sub those remedies set forth in the Escrow Agreement and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its rights under this Agreement with respect to such breach shall be paid by the party breaching this Merger Agreement.

         9.4 Amendment. This Merger Agreement has been approved by all of the Stockholders and may be amended by the parties hereto at any time; provided, however, that no amendment shall be made which (i) changes the form or decreases the amount of the Merger Consideration, (ii) in any way materially adversely affects the rights of the Stockholders or (iii) under applicable law would require approval of the Stockholders, in any such case referred to in clauses
(i), (ii) and (iii), without the further approval of the Stockholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         9.5 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

         10.1 Non-Survival of Representations, Warranties and Agreements; No Recourse. No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except that the agreements contained in Article III and the agreements of Parent and Sub referred to in Sections 7.3, 7.5, 7.8, 10.1 and 10.6 and the certificates referred to in Section 8.3(v) shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein). In no event shall Parent or Sub have any recourse against the present or former directors, officers or stockholders of the Company or any of its Affiliates with respect to any representation, warranty or agreement made by the Company in this Merger Agreement.

         10.2 Notices. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to the Company:                Park Acquisitions, Inc.
                                           1700 Vine Center Office Tower
                                           333 West Vine Street
                                           Lexington, Kentucky 40507
                                           Attention:  Gary B. Knapp,
                                           Chairman of the Board
                                           Telecopy No.:  606-233-4007

         With a copy (which                Donald R. Tomlin, Jr., President
         shall not constitute              c/o Tomlin & Company, Inc.
         notice) to:                       1401 Main Street
                                           Columbia, South Carolina 29201
                                           Telecopy No.:  803-771-6828


         With a copy (which                Stephen I. Burr, Esq.
         shall not constitute              Eckert Seamans Cherin & Mellott
         notice) to:                       One International Place
                                           Boston, Massachusetts  02110
                                           Telecopy No.:  617-439-3950

         If to Parent or                   Media General, Inc.
         Sub:                              333 East Grace Street
                                           Richmond, Virginia 23293
                                           Attention:  J. Stewart Bryan III,
                                                       Chairman
                                           Telecopy No.:  804-649-6898

         With a copy (which                Media General, Inc.
         shall not constitute              333 East Grace Street
         notice) to:                       Richmond, Virginia 23293
                                           Attention:  Marshall N. Morton,
                                                       Senior Vice President and
                                                       George L. Mahoney, Esq.,
                                                       General Counsel
                                           Telecopy No.:  804-649-6898

         With a copy (which                Leonard J. Baxt, Esq.
         shall not constitute              Dow, Lohnes & Albertson
         notice) to:                       1200 New Hampshire Ave., N.W.
                                           Washington, D.C. 20036
                                           Telecopy No.:  202-776-2222

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

         10.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.4 Entire Agreement. This Merger Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the second sentence of Section 7.1). There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

         10.5 Assignments; Parties in Interest. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Merger Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Merger Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement, including to confer third party beneficiary rights, except for the provisions of Article III and Sections 7.4, 7.6 and 7.9.

         10.6 Governing Law. This Merger Agreement shall be governed in all respects by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). The exclusive venue for the adjudication of any dispute or proceeding arising out of this Merger Agreement or the performance thereof shall be the courts located in the State of Delaware, and the parties hereto and their Affiliates hereby consent to and submit to the jurisdiction of any court located in the State of Delaware.

         10.7 Headings; Disclosure. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement. Any disclosure by the Company or Parent in any portion of its respective disclosure schedule shall be deemed disclosure in each other portion of such disclosure schedule.

         10.8 Certain Definitions.  As used in this Merger Agreement:

                  (a) the term "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

                  (b) the term "Final Order" means an order which is no longer subject to reconsideration or review by any court or administrative body;

                  (c) the terms "knowledge," or any similar formulation of knowledge shall mean, with respect to a corporation other than the Company, the actual knowledge of its senior executive officers, and with respect to the Company, the actual knowledge of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Company;

                  (d) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

                  (e) the term "Radio Station" means each of WPAT-FM (Patterson, NJ), WPAT(AM) (Patterson, NJ), WNCT-FM (Greenville, NC), WNCT(AM) (Greenville,
NC), KEZX(AM) (Seattle, WA), KWJZ-FM (Seattle, WA), WTVR-FM (Richmond, VA), WTVR(AM) (Richmond, VA), WTNT-FM (Tallahassee, FL), WNLS(AM) (Tallahassee, FL), WHEN-FM (Syracuse, NY), WHEN(AM) (Syracuse, NY), WNAX-FM (Yankton, SD), WNAX(AM) (Yankton, SD), KWJJ-FM (Portland, OR), KWFF(AM) (Portland, OR), KMJZ-FM (St. Louis Park, MN), KSGS(AM) (St. Louis Park, MN), KFMW-FM (Waterloo, IA), KWLO(AM) (Waterloo, IA), WDEF-FM (Chattanooga, TN) and WDEF(AM) (Chattanooga, TN); and

                  (f) the term "Subsidiary" or "Subsidiaries" means, with respect to Parent, the Company or any other Person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         10.9 No Solicitation. Neither the Company nor any of its Subsidiaries, officers, directors, representatives or agents shall, directly or indirectly, knowingly encourage, solicit, initiate or participate in any way in discussions or negotiations with, or knowingly provide any confidential information to, any corporation, partnership, person or other entity or group (other than Parent or any Affiliate or associate of Parent and their respective directors, officers, employees, representatives and agents) concerning any merger of the Company or any of its Subsidiaries, the sale of any substantial part of the assets of the Company, the sale of shares of capital stock of the Company or any of its Subsidiaries, or similar transactions involving the Company or its Subsidiaries.

         10.10 Counterparts. This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

         10.11 Severability. If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                     [This space intentionally left blank.]


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         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Merger
Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          MEDIA GENERAL, INC.


                                          By:   ________________________________
                                          Name:   J. Stewart Bryan
                                          Title:  Chairman and President



                                          MG ACQUISITIONS, INC.


                                          By:   ________________________________
                                          Name:   J. Stewart Bryan
                                          Title:  President



                                          PARK ACQUISITIONS, INC.


                                          By:   ________________________________
                                          Name:   Gary B. Knapp
                                          Title:  Chairman of the Board


                                          By:   ________________________________
                                          Name:   Donald R. Tomlin, Jr.
                                          Title:  President

EXHIBITS

Exhibit A-1       - Form of Estimated Closing Statement
Exhibit A-2       - Form of Final Closing Statement
Exhibit B-1       - Stockholder's Certificate
Exhibit B-2       - Stockholder's Certificate


DISCLOSURE SCHEDULE
4.1               - Organization and Qualification
4.2               - Capitalization
4.3               - Authority Relative to This Merger Agreement
4.4               - No Conflicts, Required Fillings and Consents
4.5               - Reports and Financial Statements
4.6               - Litigation
4.7               - Absence of Certain Changes or Events
4.8               - Employee Benefit Plans
4.9               - ERISA
4.10              - Taxes
4.11              - Compliance with Applicable Laws
4.12              - Voting Requirements
4.13              - State Takeover Statutes
4.14              - Brokers
4.15              - Environmental Matters
4.16              - Contracts
4.17              - Title to Properties
4.18              - Intellectual Property
4.19              - Totality of the Assets
4.20              - Disclosure
6.1               - Conduct of Business by the Company Pending the Merger